Exhibit 99.1

To Our Valued Customers,

I am excited to inform you that on December 7, 2015, Wilshire Bank signed a definitive agreement to join forces with BBCN Bank in a strategic merger of equals.  This combination will create the first and only super regional Korean-American bank in the nation.   We sincerely believe this merger will provide many valuable benefits to our customers:

•                  Greater Access and Convenience:  We will have more than 80 locations to serve you in California, New York, Illinois, New Jersey, Washington, Texas, Virginia, Georgia and Alabama.

•                  More ATMs: You will have a greater number of ATMs at your disposal nationwide.

•                  Increased Lending Capacity: We will have even greater ability to meet the borrowing needs of our customers and support economic growth in our markets.

•                  Continued Innovation:  We will have greater resources to invest in our capabilities, so that we can continue to offer you the latest innovations in banking and a broader range of commercial and consumer financial products and services.

•                  Unrivaled Leadership: Wilshire and BBCN have been the Top 2 Lenders in the Korean-American community; together we will create an even stronger financial institution that will provide unparalleled security for your most valuable financial assets.

The past few years have been an exciting period of growth and expansion for Wilshire Bank, and we thank you for your loyal patronage.  Your business is extremely valuable to us, and we believe this merger will further improve our ability to service your banking needs.

The merger is expected to be completed mid-2016, and we will provide you with sufficient advance notice if any action will be required on your part.

For your information, we have enclosed a Customer Fact Sheet and Q&A document to address questions you may have.  If you have additional inquiries, as always, please feel free to visit one of our branches or call us at (213) 427-2471 during our business hours.

Sincerely,

Jae Whan (J.W.) Yoo
President and Chief Executive Officer
Wilshire Ban